United States
Securities And Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 20, 2009
Lodgian, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	001-14537 (Commission File Number)	52-2093696 (I.R.S. Employer Identification No.)
3445 Peachtree Road, N.E., Suite 700
Atlanta, GA 30326
(Address of principal executive offices)
(404) 364-9400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In a current report on Form 8-K, filed on June 12, 2009 (the “Prior 8-K”), Lodgian, Inc. (the “Company”) reported that Daniel E. Ellis had been named President and Chief Executive Officer and appointed to its Board of Directors effective June 11, 2009. The Prior 8-K also reported that Mr. Ellis and the Company had agreed to the general terms of Mr. Ellis’ new compensation arrangement, which the parties expected to finalize in an employment agreement.
The Company has entered into an amended and restated employment agreement, dated July 20, 2009 (and effective June 11, 2009) (the “Employment Agreement”), with Mr. Ellis pursuant to which he will serve as President, Chief Executive Officer and General Counsel. The Employment Agreement is for an indefinite term but may be terminated upon Mr. Ellis’ death or disability, by the mutual agreement of Mr. Ellis and the Company, for cause (as defined in the Employment Agreement), upon Mr. Ellis’ resignation for good reason (as defined in the Employment Agreement) or without cause.
Pursuant to the Employment Agreement, Mr. Ellis will receive an annual base salary of $400,000. Mr. Ellis will also continue to participate in the Lodgian, Inc. Executive Incentive Plan subject to his specific target awards currently in effect. As previously reported, Mr. Ellis was also granted 15,000 shares of restricted stock on June 11, 2009, which will vest in two equal installments on June 11, 2010 and 2011, respectively, subject to the terms and conditions of the Company’s standard restricted stock agreement.
If the Employment Agreement is terminated by mutual agreement or for cause, the Company’s only obligation will be to pay Mr. Ellis all accrued but unpaid base salary through the termination date. If the Employment Agreement is terminated without cause, by reason of Mr. Ellis’ death or disability, or upon Mr. Ellis’ resignation for good reason, he will be entitled to receive (i) all accrued but unpaid base salary through the termination date; (ii) a lump sum payment equal to his then current annual base salary; (iii) reimbursement for medical insurance premiums for 12 months; (iv) a lump sum payment of $150,006; and (v) accelerated vesting of awards granted under the Company’s stock incentive plans.
If the Employment Agreement is terminated without cause or upon Mr. Ellis’ resignation for good reason within 60 days before or 365 days after a change in control (as defined in the Employment Agreement) of the Company, Mr. Ellis will be entitled to (i) all accrued but unpaid base salary through the termination date; (ii) a lump sum payment equal to two times his then current annual base salary; (iii) a lump sum payment of $300,012; (iv) reimbursement for medical insurance premiums for no more than 24 months; and (v) accelerated vesting of awards granted under the Company’s stock incentive plans. To the extent that Section 280G of the Internal Revenue Code may impose taxes on Mr. Ellis in connection with the severance benefits payable to him following a change in control, the Company has agreed to provide an additional benefit to Mr. Ellis, to gross up the severance payments for the additional amount of such taxes, if required.
The Company’s obligation to provide the separation benefits described above is conditioned upon Mr. Ellis’ release of claims against the Company and his compliance with the restrictive covenants contained in the Employment Agreement. The Employment Agreement contains customary restrictive covenants regarding the treatment of trade secrets and confidential information (including customer information) and the solicitation of customers and employees.
In connection with the Employment Agreement, the parties also terminated the Company’s Executive Employment Agreement between Mr. Ellis and the Company, dated March 29, 2007.
The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits
(c) Exhibits
10.1	Amended and Restated Employment Agreement, dated July 20, 2009, between Daniel E. Ellis and Lodgian, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lodgian, Inc.
Dated: July 23, 2009	By:	/s/ James A. MacLennan
James A. MacLennan
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated July 20, 2009, between Daniel E. Ellis and Lodgian, Inc.